SECOND AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT

This Second Amendment (this “Amendment”), effective April 30, 2021, is made to the Expense Limitation Agreement by and between Great-West Funds, Inc. (“Great-West Funds”) and Great-West Capital Management, LLC (the “Adviser”).

WHEREAS, Great-West Funds and Adviser are parties to an Expense Limitation Agreement, dated October 25, 2019, as amended on June 10, 2020 (the “Agreement”) with respect to the funds included in Schedule A attached hereto; and

WHEREAS, pursuant to Section 4.4 of the Agreement, Great-West Funds and Adviser desire to amend the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, Great-West Funds and Adviser agree as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers as of the Effective Date.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Jonathan D. Kreider

Name:	Ryan L. Logsdon	Name:	Jonathan D. Kreider

Title:	Vice President, Counsel & Secretary	Title:	President & Chief Executive Officer

GREAT-WEST FUNDS, INC.

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Kelly B. New

Name:	Ryan L. Logsdon	Name:	Kelly B. New

Title:	Vice President, Counsel & Secretary	Title:	Treasurer

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SCHEDULE A

TO THE

EXPENSE LIMITATION AGREEMENT

Initial term ends on: April 30, 2021

Fund	Expense Limitation Amount	Capped Operating Expense Ratio
Great-West Large Cap Value Fund - Institutional Class Shares	0.61% of the average daily net assets	N/A
Great-West Large Cap Value Fund - Investor Class Shares	0.61% of the average daily net assets	N/A
Great-West Large Cap Value Fund - Investor II Class Shares	0.61% of the average daily net assets	0.81% of the average daily net assets

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